Exhibit 99.1

Banknorth Group, Inc.

PRESS RELEASE


          Banknorth Group to Close on Warren Bancorp December 31

     Portland, Maine, December 24, 2002 - Banknorth Group, Inc. (NYSE: BNK), announced today that it will finalize its acquisition of Warren Bancorp, Inc. (NASDAQ: WRNB), parent company of Warren Five Cents Savings Bank, on December 31, 2002. Banknorth has received all required regulatory approvals and Warren shareholders previously voted approval of the transaction.

     The transaction is valued at approximately $122.6 million in cash and stock. Outstanding shares of Warren common stock will be exchanged for $15.75 per share or a number of whole shares of Banknorth determined by dividing $15.75 by the average closing prices of the Banknorth common stock over the 20 trading days ending with the close of business on December 30, 2002.

     The terms are subject to election and allocation procedures which are intended to ensure that 50% of the outstanding Warren common stock will be converted into the right to receive Banknorth common stock and 50% of the outstanding Warren common stock will be converted into the right to receive cash. Election forms will be mailed in early January and shareholders will have 20 days to elect their preference of cash or stock.

     The transaction is intended to qualify as reorganization for federal income tax purposes. As a result, the shares of Warren stock exchanged for Banknorth stock will be transferred on a tax-free basis.

     The transaction will provide Banknorth the leading market share in Essex County, Massachusetts with nearly a 16% deposit market share in the affluent North Shore county.

     At September 30, 2002, Warren Bancorp had total assets of $840 million, total deposits of $397 million, total loans of $358 million and shareholders' equity of $46 million. Warren Five Cents Savings Bank operates six banking offices exclusively in Massachusetts, four in Peabody and one each in Beverly and North Beverly.

     Banknorth Group, Inc. is one of the country's 35 largest commercial banking companies with total assets of $22.5 billion at September 30, 2002. The Company's banking subsidiary, Banknorth, NA, operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont. Banknorth also operates subsidiaries and divisions in insurance, investment planning, money management, leasing, merchant services, mortgage banking, government banking and other financial services.

     This press release contains forward-looking statements with respect to the financial condition, results of operations and business of Banknorth upon consummation of the acquisition of



Warren, including statements relating to: (a) the estimated cost savings and accretion to reported earnings that will be realized from the acquisition and (b) the merger charges expected to be incurred in connection with the acquisition. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Banknorth and Warren are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the business in which Banknorth would be engaged.


       CONTACT:       Banknorth Group
                      Brian Arsenault, 207/761-8517